EXHIBIT 10.32


                                             BALLY'S HEALTH & TENNIS CORPORATION
                                                    8700 W. Bryn Mawr, 2nd Floor
                                                         Chicago, Illinois 60631
                                                              Phone 312 399-1300
                                                                Fax 312-380-7679



December 28, 1994



Mr. Dave Tolmie
11639 Saint David's Lane
Lutherville, MD  21093
(410) 561-3402



Dear Dave,

This letter is to formally offer you the position of Vice President of Planning and Development. You should know that everyone with whom you have spoken is enthusiastic about the prospect of your joining Bally. We believe your background, qualifications and enthusiasm will contribute immensely to our business and, in return, your experience with Bally will serve you well in the future.

In your position as Vice President of Planning and Development, you will report to Mike Lucci, President of Bally's Health & Tennis Corporation. Your primary duty's will be the following:

         -  Strategic Planning
         -  Real Estate Site Selection and Demographic Analysis
         -  Negotiations
         -  Property Disposal and Integration of Disposals with Franchising
         -  Franchising
         -  New Business Ventures
         -  Special Projects as Assigned

In terms of the compensation package, you will receive an initial base monthly salary of $ 16,250 which would total $ 195,000 on an annualized basis. In addition, you will receive a $ 1,041 monthly car allowance which would total $ 12,500 on an annualized basis.

You will be eligible for up to a 40% year-end discretionary bonus. Please keep in mind that this bonus is completely discretionary and will be decided based on Company performance and individual merit. It is possible that due to poor company performance, you may receive no bonus and therefore you should plan accordingly.

                                             BALLY'S HEALTH & TENNIS CORPORATION



Mr. Dave Tolmie
December 28, 1994
Page 2


Nevertheless, during your first two (2) years of employment, 1995 and 1996, you will be guaranteed 50% of this bonus ($ 39,000). In order to receive this guarantee, you must be on the payroll for the entire calendar year. If your employment ends prior to the end of 1995, or prior to the end of 1996 you will not be eligible for any partial or pro-rated payouts for that partial employment year.

In addition, we will offer you an additional incentive plan based on company performance. The following grid shall apply:

         Company Achievement       Bonus           Accumulated
         -------------------       -----           -----------
            Profit & Loss                             Bonus
            -------------                             -----

         To be determined         $ 25,000           $ 25,000
                  ?                 25,000             50,000
                  ?                 25,000             75,000
                  ?                 25,000            100,000

You will have full participation in the following Bally Health & Benefits plans:

         -  Bally Health Care, including Dental, Life and Disability
         -  Participation in a 401K Plan
         -  Participation in a Stock Option and Stock Purchase Plan
         -  Participation in a Deferred Compensation Plan
         -  Bally's Executive Medical Plan

Please understand, however, that there may be waiting periods for various plans, and there also is an exclusion under the Health Insurance Plan concerning certain pre-existing conditions.

Bally will pay for any COBRA costs incurred during this waiting period. Bally's Benefit Booklet will provide a more detailed review of the Fringe Benefit Program.

                                             BALLY'S HEALTH & TENNIS CORPORATION



Mr. Dave Tolmie
December 28, 1994
Page 3


While it is our sincere hope that our relationship will be a long one, please understand that Bally's does not offer employment on a fixed term basis, and the representations in this letter and from our various meetings should not be construed in any manner as a proposed contract for any fixed term. Employment at Bally remains terminable at will at the option of Bally or the employee.

Nevertheless, any time during your first three (3) years of employment we will offer the following Severance Package. If your employment is terminated by the company for any reason other than cause, you will be paid eighteen (18) months of your base salary plus a bonus (based on the prior year bonus).

In addition, if during your first three (3) years of employment, Mike Lucci leaves the employment of Bally's for any reason, you may resign from the company with a guarantee of one (1) year at full pay including bonus (based on the prior year bonus).

If you have any questions about this offer, please let me know. Otherwise, we look forward to your signing and returning a copy of this letter to confirm your acceptance of our offer. As we discussed, we would like for you to begin work, if possible, the week of January 9, 1995.

We hope to hear from you soon.

Very truly yours,

/s/ Harold Morgan

Harold Morgan
Vice President of Human Resources

I hereby accept employment based on the conditions described in this offer letter.


Dec. 30, 1994           /s/ Dave Tolmie
--------------------    -------------------------------------------
Date                    Signature